ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "**Agreement**") dated as of January 13th, 2022 is entered into between East Fusion FZCO a Dubai, UAE corporation ("**Seller**"), and WorkSimpli Software LLC, a Puerto Rico limited liability corporation ("**Buyer**").

RECITALS

WHEREAS, Seller is engaged in the business of selling an online subscription to access their resume building software for job seekers through their SAAS online platforms and various trademark rights (the "**Business**"); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "**Purchased Assets**"), including the following:

(a) All registrations for related domains in **Schedule A**;

(b) All intellectual property, including code base, visual content and text content for the ResumeBuild application and related websites in **Schedule B**;

(c) Four trademarks related to ResumeBuild in **Schedule C**;

(d) All of Seller's rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(e) All goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth below:

(a) All customers and associated billings, and subsequent payments, acquired by Business prior to the Closing. All customers and billings acquired by Business prior to the Closing will be canceled six months and one week after the Closing.

(b) In addition to section (a) above, all cash generated by the Business prior to the Closing.

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the "**Assumed Liabilities**"), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date; [and]

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing.

(iii) All Liabilities concerning remote servers, to the extent they are not arising from Assigned Contracts; further, Buyer assumes the costs of remote servers starting three months after the Closing in the event Buyer has not yet transitioned the Business to a .net environment; and

(iv) All Liabilities arising from alerts received concerning consumer chargebacks, regardless of whether such chargeback alerts relate to consumers who started subscriptions prior to the Closing Date; and

(v) All Liabilities, starting three months after Closing, arising from technical support teams assisting with the transfer of assets to Buyer.

(vi)

For purposes of this Agreement, "**Liabilities**" means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "**Excluded Liabilities**"). For purposes of this Agreement: (i) "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term "**control**" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $4,000,000.00 USD (the "**Purchase Price**"), plus the assumption of the Assumed Liabilities. Buyer shall pay the Purchase Price by wire transfer on the day of the Closing. Buyer will also be entitled to 15% of "**Net Profits**" for a two year period ending on the two year anniversary of Closing date. For purpose of this agreement "**Net Profits**" is gross revenue minus operational and marketing expenses. Payments for

"**Net Profits**" will be made on the fifth day of each subsequent quarter, in the amount of 15% of quarterly profits or $62,500, whichever is greater; in no event shall Seller receive less than $500,000 in Net Profits payments by the second anniversary of the Closing.

Section 1.05 Continued Support. Seller will provide support for cancellation and refund of payments for any customer acquired before the Closing.

Section 1.06 Third-Party Consents. To the extent that Seller's rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "**Closing**") shall take place simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The Closing will occur on February 15th, 2022 and is herein referred to as the "**Closing Date.**" Furthermore, if the Payment Price is not received by Seller on or after February 15th, 2022, the Seller may withdraw from this Agreement, and abrogate all obligations under this Agreement, with two business days notice.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) All registered domains from **Schedule A**, with the exception of domain names associated with payment processors, which will be transferred six months after the Closing.

(ii) All applicable files for property listed in **Schedule B.**

(iii) Trademark transfer documentation for all four trademarks listed in **Schedule C**;

(iv) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the executed agreement; and

(ii) the Purchase Price delivered via wire transfer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the United Arab Emirates. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, "**Law**") or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority ("**Governmental Order**") applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity ("**Person**") or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance ("**Encumbrance**") on the Purchased Assets.

Section 3.03 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.04 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.05 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.06 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.07 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.08 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "**Actions**") pending or, to Seller's knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.09 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.10 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns, with respect to the Business, required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term "**Taxes**" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.11 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement

of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (**"Representatives"**) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, *provided that* Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of three years commencing on the Closing Date (the "**Restricted Period**"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in resume writing or resume creation (the "**Restricted Business**"), (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; *provided that* nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security or to prove actual damages or that monetary damages will not afford an adequate remedy).

(d) Seller acknowledges that the restrictions contained in this Section Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any

jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed, and the parties shall cooperate as to the timing and contents of any such announcement).

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.05 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this Article ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "**Buyer Indemnitees**") against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, "**Losses**"), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For clarification, any Third-Party Claims relating to the business or marketing practices of the Business that existed as substantially the same both before and after the Closing, shall not be subject to indemnification by the Seller. For purposes of this Agreement, "**Third-Party Claim**" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "**Seller Indemnitees**") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "**Indemnified Party**") shall promptly provide written notice of such claim to the other party (the "**Indemnifying Party**"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be

obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this Article ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third/3 day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section Section 7.02):

If to Buyer:

WorkSimpli Software LLC
1225 Ponce de Leon Ave, Suite 1001
VIG Tower, San Juan, PR 00907
Email: lisa@worksimpli.io, sean@worksimpli.io
Attn: Ms. Lisa Bowlin & Mr. Sean Fitzpatrick

If to Seller:

EAST FUSION FZCO
Company no: DSO-FZCO-4138
Dubai Silicon Oasis, DDP, Building A2, Suite 101
Dubai, UAE
Email: samuel@samsourcing.com
Attention: Samuel Konstantinov Dimitrov

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Arbitration.

All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the State of New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

East Fusion FZCO

By________________________
Samuel Konstantinov Dimitrov
CEO & President

WorkSimpli Software LLC

By Sean Fitzpatrick
Sean Fitzpatrick, Esq.
CEO & President

SCHEDULE A

DOMAINS SUBJECT TO SALE

buildresume.net	freetemplatecareer.com	resumeexample2019.com
resumebuild.com	functionalresumesample.org	resumeexample2019.info
resumebuild.pro	genesisresumebuilder.com	resumeexample4u.com
resumebuild.us	goodresumeexamples.net	resumeexamples.biz
resumebuilder.eu	goresumeexamples.com	resumeexamples.us
resumebuilder.pro	gradresume.net	resumeexamples2016.com
resumetop.us	gradsresumemaker.com	resumeexamples2019.info
123sampleresume.com	great-sample-resumes.com	resumeexamplescoverletter.com
1st-in-resume-writing.com	greatresumetemplate.biz	resumeexamplestemplate.com
2421freeresumetemplates.com	greatsampleresumes.com	resumeexamplework.com
aaauniversitytaxi.net	greatsampleresumes.net	resumeformatexamples.com
abcresumes.com	greencareerconference.org	resumefreesample.com
abuniversity.org	grindstateuniversity.com	resumefreetemplate.com
academicresumetemplate.com	grownresumexsample.com	resumejob.in
accessresumes.com	gulf-financialcareers.com	resumejobsbuilder.com
accounting-resume-samples.com	gulfonlineuniversity.com	resumeletterexamples.com
accuresume.com	gurukulamuniversity.in	resumelettertemplate.info
achievecareercoaching.com	hanuniversity.net	resumemake.in
acreativeresume.com	hartforduniversity-edu.org	resumemaker.pro
actingresumetemplate.com	hbsanccareermover.org	resumemayday.net
actingresumetemplate.info	heidelberguniversityalumni.us	resumenes.eu
aegismediacareers.co.uk	helpmemakearesume.com	resumenmma.com
affordableresumes.net	highsalarycareers.org	resumeobjectiveexamples.org
affordableresumesvc.co	hotresume.net	resumeonlinetemplate.com
african-art-university.info	how-to-make-a-resume.info	resumeprobuilders.com
africanuniversityonline.com	how-to-make-a-resume.net	resumes-builder.com
alexandriauniversity.org	how-to-make-a-resume.org	resumes-sample.com
allfreeresume.net	how-to-write-impressive-resumes-and-cover-letters.com	resumes-samples.net
allresumecv.com	howcanimakearesume.com	resumes2016.com
allresumetemplates.biz	howdoyoumakearesume.com	resumes2017.com
allresumetemplates.org	howmakearesume.com	resumesample2016.info
alternativeresume.com	howto-buildaresume.com	resumesample2019.info
altmeduniversity.net	howto-makearesume.com	resumesamplebuilder.com
amazingresumecreator.org	howtocreatearesume.info	resumesampleexamples.com
anatomycareers.org	howtomakeagoodresume.com	resumesampleonline.com
apkuniversity.com	howtomakeagoodresume.org	resumesamplepics.club

arcadia-university.us
aresumeexample.com

aresumeexample.org

aresumetemplate.info
armyresumebuilder.net

artresumeexamples.com
artresumesample.info

asampleresume.org
atstilluniversity.net
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aviationcareer.net
azamresumetemplates.com
baisdcareercenter.com
bankresume.net

basic-resume-template.com
basicresumeexample.com
basicresumeexamples.com
be-resumebuilder-ok.live
best-resume-writing-service.com
bestatsresume.com
bestcollegeuniversity.org
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bestnursingresumetemplate.com

bestresumebuilders.com
bestresumeexamplepro.com
bestresumetemplate.org

bestresumetemplates.online
bestsampleresumes.net
bestsampleresumes.org
bestsampleresumestemplates.com

bhhscareerdevelopment.org
bionicareuniversity.com
bionicareuniversity.net
bionicareuniversity.org

howtomakearesume-today.com
howtomakearesume.me
howtomakearesumeblog.com
howtomakearesumeforjob.net
howtowritearesume101.com
howtowritearesumetemplates.com
hpdcareers.net

hresume.org
hudsonscareers.com
imakeresumes.com
impact-resumes.net
indiaeducareer.com
indo-oh-university.net
infinityresumebuilder.com
information-technology-career-guide.com
instantresumetemplates.biz
interactive-resume.com
iresumemaker.com
isampleresume.com
it-careersearch.com
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jobresumesamples.com
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jobresumesubmit.com
jobresumetemplate.net
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jokerpokeruniversity.com

jungleresumeexample.com
kaajcareer.co.in

kaplanuniversitye.com
karuniversity.com
keywordresumemaker.com
kingresumetemplate.com
lamaruniversitypress.org

resumesamplepro.com
resumesampler.info

resumesampleresource.com

resumesamples2016.com
resumesamplesales.com

resumesamplescvdownload.xyz
resumesamplesonline.com
resumesamplestemplatesexamples.com
resumesamplez.com
resumesbuilderfree.com
resumesbuilderweb.com
resumesbyscott.com
resumescoverletterexample.com
resumesexamplessamples.com

resumesforladiesonly.com
resumessamples.net
resumestacker.com
resumestemplate.org
resumestemplates.info
resumestemplates.net
resumestemplates.org
resumestemplateslist.com
resumestemplateworld.com

resumeswa.net
resumetemplate.in
resumetemplate.pro

resumetemplate2018.info
resumetemplate2019.info
resumetemplate4u.org

resumetemplatecenter.com
resumetemplated.com
resumetemplatedownloadfree.com
resumetemplateendcover.com
resumetemplatefree.info
resumetemplatefree.net
resumetemplateideas.org

bioresumesamples.com bishahuniversity.com bowflexuniversity.com breakthroughcareersolutions.com bsresume.com buk-university.com businesscareersinfo.com buyuniversityessay.com californiabaptistuniversity.net cambridgekidsuniversity.com canaancareercenter.org capcitycareers.com career-chance.de career-organizing.com careeractionusa.com careerairforce.in careerambitions.me careerarticlecenter.com careerbranches.org careerbuildersresumes.com careercrafts.org careerfreedom.info careerfreedoms.info careergate.pl careerlauncherpune.com careermela.net careerperfect.us careersinpsychology.info careersmanagementgroup.com careersoccupationsinformation.in fo careerwebdirectory.com careerwp.com centersampleresume.com centersampleresumetemplate.co m cheapresumetemplates.com checkpointuniversity08.com	lateststresumeformat.net learnhowtomakearesume.co m legalpracticeprouniversity.co m letterresumeexample.com lighthouseresumes.com limaresumesamples.website limelightresumemakers.com lincolnuniversitypa.org liveresumesexamples.com liveresumestemplates.com lonestarcareersolutions.com lookbeyondresumes.com macmillanuniversity.com macmillanuniversityus.com macresumetemplate.org maggotuniversity.com make-a-resume.org make-resume.com makearesume.org makearesumeadvice.com makearesumeforfree.com makearesumeforfree.org makeitpopresume.com makemeresume.com makemoneyonline- resume.com makemyresume.org makemyresumepop.com makemyresumesell.com makemyresumetoday.com makeresumeofmyown.com makeresumetemplates.com makeyourresumestandout.c om makeyourresumetalk.com managementresumeexample s.com managerresumeexample.co m marshallreddickuniversity.co m	resumetemplatelove.com resumetemplatemicrosoftword.o rg resumetemplates2018.com resumetemplates2018.online resumetemplates2019.info resumetemplatesbuilder.com resumetemplatescover.com resumetemplatescoverletter.co m resumetemplatesformicrosoftwo rd.com resumetemplatesfree.info resumetemplatesfree.net resumetemplatesfree.org resumetemplateshoppe.com resumetemplatesite.info resumetemplatesmaker.com resumetemplatesoftware.com resumetemplatesquick.com resumetemplatestips.com resumetemplatesvilla.com resumetemplatesword.net resumetemplatesz.org resumetips.net resumetrends.net resumewebsitetemplates.com resumewizardonline.com resumewordtemplate.org resumewritingsamples.net resumewritingtemplates.net resumewritingtemplates.org resumextemplates.com resumeztemplates.org rezsamplesresume.com ruraluniversity-chitrakoot.org rvuniversity.mobi sabiscareer.com sadhguruuniversity.com

chicagocareersonline.com
christophersweetresume.com
citrusresume.com
citycollegeandcareer.org
combinationresumetemplate.com
cosmopolitanuniversity.ac

couniversity.info
cover-letters-and-sample-resumes.com

coverletter-resume.com
coverletterexamplesforresume.net
coverlettersforresumesexamples.net
cpeuniversity.net
cpolresumebuilder.com

create-a-resume.net
create-free-resume.com
create-resume.in
create-resume.ru
createaresume.net
createbetterresumes.com
createresumesamples.online
creatingaresume.biz
creatingaresume.info
creatingaresume.org

creative-resumes.com
creativeinfographicresume.com
creativeresumes.io

creativeresumesandmore.com

creativeresumeservicesllc.com
creativeresumesnjobs.com

creativeresumesolutions.com
creativeresumespro.com
creativewritingandresumes.com
ctcareer.com.tw
cv-resume-templates.com

cvresumebuilders.com

mastersampleresume.com
mbaresume.biz
mbaresumeexample.com
medicalcareerstudies.com
medicsresume.com
medievaluniversity.net
mediterraneanuniversity.com

mi-career.info
microsoftresumetemplate.com
microsoftwordresumetemplates.com

militarytoresume.com
moveonresumeexample.com
mrsampleresume.com
mswordresumetemplates.com
multiresumeexample.com
mycareergrind.com
mycreativeresumes.net
myresumebuilder.org
myresumeexamples.net
myresumeinternet.com
myresumetemplates.net
nainitalbankcareer.com
nalandaopenuniversity.info
neatresumesamplebuilder.com
newresumesample.com
newresumetemplate.com
newsaesampleresumescv.com

newsampleresumes.com
newsampleresumescv.com
newtemplateforresumes.com
nonstopsampleresumes.com
nurseresume.org
nursingresumetemplate.org
nusaesampleresumes.com
online-distance-learning-careers.com

sales-resume-sample.com
sample-resume-service.com
sample-resume-writing.biz
sample-resume-writing.net
sample-resume.info
sample-resume.us
sample-resumes-and-cover-letters.com
sample-resumes-and-interview-questions.com
sample-resumes-and-templates.com

sample-resumes-online.com

sample-resumes-to-copy.com
samplebankresume.com
sampleinresume.com

sampleinterviewresume.com
sampleprofessionalresume.com
sampleresume101.com
sampleresume123.info
sampleresume2019.info
sampleresume4jobs.com
sampleresumeblog.com
sampleresumebuilder.com
sampleresumebuilder.net
sampleresumecenter.com

sampleresumeexample.org
sampleresumeexamples.com
sampleresumeformats234.com

sampleresumeobjective.org
sampleresumeobjectivestemplate.com
sampleresumes-online.com

sampleresumes2019.info
sampleresumes4free.com
sampleresumesnualus.com
sampleresumespdf.com
sampleresumestemplates.com

sampleresumez.com

cvresumeexample.com
cvresumeformatexamples.com
daddycareer.in
datacareerbuilder.com
datasampleresume.com
delhiuniversitycharm.com
designresumetemplate.com
designresumetemplate.me
destinydeploymentuniversity.com
dexcareers.tw
ditchyouresume.com
downloadfreeresumetemplates.com
dresumesamplescv.com
e-resumesample.com
eastbaycareerpathways.org
easy-resume-builder.com
easyfreeresumemaker.com
easyjobresumebuilder.com
easyresumebuilder.site
easyresumebuilders.com
easyresumecreatepro.com
ecareer-receiver.com
ecvresume.com
efreeresumemaker.com
employmentcareer.co.in
eresumeexamples.com
eresumerocket.com
eresumesamples.com
esample-resume.com
essentialcareercompass.com
example-resume.com
online-resume-builder.com
onlinecareerclub.com
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openresumebuilder.com
operationsandcraftsresumebuilders.com
options-university.org
orebuniversity.com
paralegalresume.org
perfecttenresumes.com
personalandcareerdevelopment.net
personalcareerquiz.com
php-university.com
piratesresumetemplate.com
powerful-resume-templates.com
presumedconsent.org
printableresumetemplates.com
proactiveresume.com
professional-resume-sample.com
professional-resume-template.com
professional-resume-templates.com
professionalresumecreator.com
professionalresumeexamples.net
professionalresumeexamples.org
professionalresumetemplatebulder.com
professionalresumetemplates.me
professionalresumewritingservice.net
professionalsamplesresume.com
prohockeyresume.com
properpawsuniversity.us
providiancareers.com
queensuniversity-bd.org
samplesresume.info
samplesresume.org
samplesresumecareer.com
samplesresumecv.com
samplesresumecvpro.com
samplesresumeexamples.com
samplesresumeforlive.com
samplesresumes.us
sampleteacherresumetemplate.com
seoresumesample.com
shalomchristianuniversity.org
shendiuniversity.net
shifuuniversity.com
shpsoresume.info
siamuniversity.net
simpleresumeandcvcreatorguide.com
simpleresumeformat.net
simpleresumetemplatebulder.com
simpleresumetemplates.net
skillstoputonaresume.com
smartresumebuilder.net
smartresumetemplate.com
soka-university.com
sportsmanagementcareers.org
spryresumebuilder.com
strategicresumebuilders.com
structuredwateruniversity.com
studentresumesample.org
studentresumetemplates.org
teacherresumesample.org
technicianresume.org

exampleofagoodresume.com
exampleofaresume.net
exampleofaresume.org
exampleofaresumes.info
exampleofresume.net
exampleofresumes.org
exampleresume.info
exampleresume2016.com
exampleresumeletters.com
exampleresumenow.com
exampleresumepro.com
exampleresumetemplates.com

examplesofresumes.net

examplesofresumes.org
examplesresume.info
examplesresume2018.com
examplesresumecv.com
executiveresumebuilder.com
executiveresumetemplate.org
executiveresumewritingservice.inf
o
explorehospitalitycareers.com
extreme-career-makeover.com
fastsamplesresumes.com
femalecareers.co.uk
fimauniversity.co.uk
find-sample-resume.com

findbetteruniversity.com
findexampleresume.com
fineresumetemplates.org

firstrateresumes.net
forgreatcareer.com
freaksuniversity.com
free-resume-builder.in

free-resume-examples.net
free-resume-maker.com

free-resume-sample.com
free-resume-sample.net
free-resumetemplates.com

quiltuniversity.tv
readysetcareergo.com
regulationuniversity.com
regulationuniversity.net
regulationuniversity.org
resourcenurseresumes.com
resume--s.com
resume-6.info
resume-builder.biz
resume-builder.us
resume-builders.info
resume-builders.net
resume-cover-letter-
example.org
resume-cover-letter-
template.com
resume-creation.com
resume-creations.com
resume-creators.com
resume-examplehq.com
resume-examplehq.info
resume-examples-sample-
resumes.com
resume-examples.club
resume-examples.info
resume-examples.org
resume-exampleshq.com
resume-maker.org
resume-net.com
resume-objective-
examples.net
resume-robot.com
resume-sample.us
resume-samples-
templates.com
resume-samples.biz
resume-samples123.com
resume-template.org
resume-templates-
samples.com
resume-templates.org

resume-templatesky.org
resume101.website
resumeakun.com

templatebyresume.info
templatedresumes.me
templates-for-resumes.com
templatesresume.net
texasresumeexperts.com
the-write-resume.com
thecareerdoctor.net
theprojectmanagerresume.com
thereallyfreeresumebuilder.com
theresumecreators.net
theresumesample.com
theresumesamples.com

theresumesamples.net

tikrituniversity.org
tomakearesume.com
top10resumebuilder.com
topresume-templates.com
travistransitcareers.com
treesampleresumes.com

trisularesumeexample.com
uglyresumeexample.com
ukresumes.net
ulcareers.co.uk
unionhospitalcareers.com
university-hoteljogja.com
university-in-usa.com

university-relations.in
universityblue11s.com
universityedu.info

universitygear.co.uk
universityguesthouses.com
universitylodgeofliverpool.org.uk
universitynotifications.com

universityofcalicut.in
universityofobama.com
universityofsinteustatiusschoolof
medicine.net
universityoftoledofilm.com
universityparish.net

free-sample-resume.net	resumebasicsample.info	universitypizzeria.com
free-sample-resumes.com	resumebuilder1.com	universitypress.info
freebusinessresumeexamplesforeducation.com	resumebuilder2019.info	universityresult24.in
freeexampleofgoodresume.com	resumebuilderfree.net	universitystreet.org
freeexampleresume.com	resumebuilderresumebuilder.com	universitystudentlyfe.com
freeexampleresumes.com	resumebuilders.in	updatemycareer.in
freejobresumestemplate.com	resumebuilders.net	upickcareers.co.uk
freeonlineresumebuilder.com	resumebuildersoftware.com	uppercervicaluniversity.com
freeresume-example.com	resumebuildertools.com	upshotresume.com
freeresume-example.info	resumebunny.com	upwarduniversity.org
freeresume-sample.net	resumebycprw.com	uroresumetemplate.com
freeresume-template.com	resumeclix.com	usa-resume.com
freeresumebuilder.net	resumecoverletterexamples.info	usa-university.org
freeresumebuilderfree.com	resumecoverletterexamples.org	varaminuniversity.org
freeresumebuilders.net	resumecoverletterhelp.com	virtualcareersxpo.com
freeresumeexample4u.com	resumecoverlettersamples.org	waitressresumetemplates.com
freeresumeexamples.org	resumecoverlettertemplate.org	wealthyaffiliateuniversityscamreview.com
freeresumesampletemplates.com	resumecoverlettertemplate101.com	wired-resumes.com
freeresumesexample.com	resumecoverlettertemplates.com	wordresumetemplate.org
freeresumesoftware.net	resumecreate.ru	writingyourresume.org
freeresumestemplate.com	resumecreator.biz	yenuniversity.com
freeresumestemplates.org	resumecreatoronline.com	yourcareerclassifieds.org
freeresumetemplateexamples.com	resumecvexamples.com	youresumetemplate.com
freeresumetemplates.biz	resumecvtemplate.com	yourmanufacturingcareer.com
freeresumetemplates.me	resumecvtemplates.com	yoursampleresume.com
freeresumetemplatescover.com	resumedesignservice.com	zccuniversity.com
freeresumetube.com	resumedtemplated.me	zeleeuniversity.com
freeresumexamples.com	resumeemaker.com	
freesampleresume.net	resumeexample.biz	
freesampleresumewriter.com	resumeexample.us	

SCHEDULE B

INTELLECTUAL PROPERTY SUBJECT TO SALE

1. All respective contents and any other rights associated with the resumebuild.com or other domains identified in **Schedule A**, including, without limitation, any intellectual property rights, logos, customer lists and agreements, email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Instagram, Twitter, Facebook, Instagram, and Pinterest at closing.

2. Resume builder application located at resumebuilder.com including all respective code, content and other rights associated with such application including, without limitation, any intellectual property rights, logos, designs for application, samples for resume elements.

3. Any additional technology or application that supports the resume builder application located at resumebuilder.com.

SCHEDULE C

TRADEMARKS SUBJECT TO SALE

- Design Mark for RESUMEBUILD.COM, Serial Number 87780677, Registration Number 5665026.
- Word Mark for RESUMEBUILD.COM, Serial Number 87780325, Registration Number 5597798.
- Word Mark for RESUME BUILD, Serial Number 87780238, Registration Number 5597797.
- Design Mark RESUME BUILD, Serial Number 87780701, Registration Number 5665027